Exhibit 4.2

VENTAS EXECUTIVE

DEFERRED STOCK COMPENSATION PLAN

ARTICLE 1

INTRODUCTION

1.1 Establishment. Ventas, Inc. (the “Company”) hereby establishes the Ventas Executive Deferred Stock Compensation Plan (the “Plan”) for certain executives of the Company. The Plan allows Executives to defer the receipt of compensation and to receive such deferred compensation in the form of Shares.

1.2 Purpose. The Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract and retain qualified persons to serve as Executives and to promote ownership by Executives of a greater proprietary interest in the Company, thereby aligning such Executives’ interests more closely with the interests of stockholders of the Company.

1.3 Effective Date. The Plan shall become effective as of September 30, 2004 (the “Effective Date”).

ARTICLE 2

DEFINITIONS

Certain terms used in this Plan have the meanings set forth in the Appendix.

ARTICLE 3

SHARES AVAILABLE UNDER THE PLAN

Subject to adjustment as provided in Article 10, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under the Plan shall be five hundred thousand (500,000). Such Shares may include authorized but unissued Shares, treasury Shares or Shares that have been reacquired by the Company.

ARTICLE 4

ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board or such other committee as may be designated by the Board. The Committee shall have the authority to make all determinations it deems necessary or advisable for administering the Plan, subject to the express provisions of the Plan.

ARTICLE 5

ELIGIBILITY

Each person who is an Executive on a Deferral Date shall be eligible to defer Compensation payable on such date in accordance with Article 6 of the Plan.

ARTICLE 6

DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENTS

6.1 General Rule. Each Executive may, in lieu of receipt of Compensation, defer any or all of such Compensation in accordance with this Article 6, provided that such Executive is eligible under Article 5 of the Plan to defer such Compensation at the date any such Compensation is otherwise payable. An Executive may elect to defer a percentage of his or her Compensation or a specific dollar amount of his or her Compensation in accordance with administrative procedures established with respect to the Plan.

6.2 Timing of Election. Each Executive on the Effective Date may make a Deferral Election at any time prior to the Effective Date. Any person who is not then serving as an Executive may make a Deferral Election within thirty days after such person becomes an Executive with respect to Compensation for services to be performed subsequent to the Deferral Election. An Executive who does not make a Deferral Election when first eligible to do so may make a Deferral Election at such time before any subsequent calendar year or other time permitted by the Committee in accordance with administrative procedures established with respect to the Plan.

6.3 Effect and Duration of Election. A Deferral Election shall apply to Compensation payable after the date such election is made and shall be deemed to be continuing and applicable to all Compensation payable in subsequent calendar years or other periods determined by the Committee, unless the Participant revokes or modifies such election by filing a new election form at such time before the first day of any subsequent calendar year or other period determined by the Committee in accordance with administrative procedures established with respect to the Plan, effective for all Compensation payable on and after the first day of such calendar year or other period determined by the Committee.

6.4 Form of Election. A Deferral Election shall be made in a manner satisfactory to the Committee. Generally, a Deferral Election shall be made by completing and filing the specified election form with the Corporate Secretary or his or her designee within the period described in Section 6.2 or Section 6.3.

6.5 Establishment of Stock Unit Account. The Company shall establish a Stock Unit Account for each Participant. All Compensation deferred pursuant to this Article 6 shall be credited to the Participant’s Stock Unit Account as of the Deferral Date and converted to Stock Units. The number of Stock Units credited to a Participant’s Stock Unit Account as of a Deferral Date shall equal the amount of the deferred Compensation divided by the Fair Market Value of a Share on such Deferral Date, with fractional units calculated to three decimal places. Fractional

Stock Units shall be credited cumulatively, but any fractional Stock Unit in a Participant’s Stock Unit Account at the time of a distribution under Article 7 shall be converted into cash equal to the Fair Market Value of a corresponding fractional Share on the date of distribution.

6.6 Crediting of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall be paid outright or have credited to his or her Stock Unit Account, as elected in advance by the Participant in accordance with procedures established by the Committee, a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Stock Units credited to the Participant’s Stock Unit Account as of the close of business on the record date for such dividend. Such dollar amount if credited to the Participant’s Stock Unit Account shall then be converted into a number of Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date.

ARTICLE 7

SETTLEMENT OF STOCK UNITS

7.1 Timing of Payment. A Participant shall receive or begin receiving a distribution of his or her Stock Unit Account in the manner described in Section 7.2 either (i) on or as soon as administratively feasible after the Participant incurs a Termination of Employment, (ii) if the Participant has made an election to defer payment in accordance with this Section and as permitted by the Committee, on or as soon as administratively feasible after January 1 of the year immediately following the date on which the Participant incurs a Termination of Employment, or (iii) if the Participant has made an election to defer payment in accordance with this Section and as permitted by the Committee, on or as soon as administratively feasible after such other date or event specified by the Participant. A Participant must deliver an election to defer the distribution or commencement of distribution to the Corporate Secretary or his or her designee such period in advance and in such manner as determined by the Committee.

7.2 Payment Options. A Deferral Election filed under Article 6 shall specify whether the Participant’s Stock Unit Account is to be settled by delivering to the Participant the number of Shares equal to the number of whole Stock Units then credited to the Participant’s Stock Unit Account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed ten years, provided that such installment payments do not extend more than ten years after the Participant’s Termination of Employment. Any fractional Stock Unit credited to a Participant’s Stock Unit Account at the time of a distribution shall be paid in cash at the time of such distribution. A Participant may change the manner in which his or her Stock Unit Account is distributed in accordance with such procedures established by the Committee.

7.3 Payment Upon Death of a Participant. If a Participant dies before the entire balance of his or her Stock Unit Account has been distributed, the balance of the Participant’s Stock Unit Account shall be paid in Shares as soon as administratively feasible after the Participant’s death, to the beneficiary designated by the Participant under Article 9.

7.4 Continuation of Dividend Equivalents. If payment of Stock Units is deferred pursuant to Section 7.2, the Participant’s Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 6.6 until the entire balance of the Participant’s Stock Unit Account has been distributed.

ARTICLE 8

UNFUNDED STATUS

8.1 General. The interest of each Participant in any Compensation deferred under the Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section 8.2, no money or other assets shall be set aside for any Participant.

8.2 Trust. To the extent determined by the Board, the Company may transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

ARTICLE 9

DESIGNATION OF BENEFICIARY

Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive payment of the Participant’s Stock Unit Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

ARTICLE 10

ADJUSTMENT PROVISIONS

In the event of a reorganization, recapitalization, stock split, stock dividend, spin-off, combination, corporate exchange, merger, consolidation or other change in the Common Stock or any distribution to stockholders of Common Stock other than cash dividends or any transaction determined in good faith by the Board or Committee to be similar to the foregoing, the Board or Committee shall make appropriate equitable changes in the number and type of Shares authorized by this Plan, and the number and type of Shares to be delivered upon settlement of Stock Unit Accounts under Article 7.

ARTICLE 11

WITHHOLDING

A Participant shall have withheld by the Company or shall remit to the Company an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA and Medicare obligation) required by law to be withheld with respect to any deferrals or payment made under or as a result of the Plan. If the Company has a withholding obligation upon the issuance of Shares under the Plan, a Participant may, subject to the discretion of the Committee, elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares limited to the extent required for accounting purposes, to Shares having a Fair Market Value on the date the withholding tax is to be determined equal only to the minimum amount required to be withheld under applicable law.

ARTICLE 12

GENERAL PROVISIONS

12.1 No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or beneficiary any rights of a stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article 7.

12.2 Changes to The Plan. The Board may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account at the time of such change or termination except that the Board may without the consent of any Participant terminate the Plan and pay out Shares with respect to Stock Units then credited to Participant’s Stock Unit Account.

12.3 Compliance With Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.

12.4 Limitations on Transferability. Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.

12.5 Governing Law. The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with the Delaware General Corporation Law.

12.6 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

APPENDIX 1

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board or such other committee appointed to administer the Plan under Article 4.

“Common Stock” means the Company’s class of capital stock designed as Common Stock, or, in the event that the outstanding shares of Common Stock are after the Effective Date recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Company” means Ventas, Inc. a Delaware corporation, or any successor thereto.

“Compensation” means all or part of any salary or bonus payable in cash to an Executive or to the extent determined appropriate by the Committee, such other compensation to the Executive. Compensation shall not include any expenses paid directly or through reimbursement.

“Deferral Date” means the date Compensation would otherwise have been paid to the Participant.

“Deferral Election” means a written election to defer Compensation under the Plan.

“Executive” means any individual who is a senior vice president, executive vice president, president, chief executive officer or other executive of the Company designated by the Committee.

“Fair Market Value” of a share of Common Stock means, as of any applicable date, the closing sale price of the Shares on the New York Stock Exchange or any national or regional stock exchange in which the Shares are traded, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was such a reported sale. If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the New York Stock Exchange or a national or regional stock exchange, the fair market value of the Shares as of a particular date shall be determined by such method as shall be determined by the Committee.

“Participant” means an Executive who defers Compensation under Article 6 of the Plan.

“Shares” means shares of the Common Stock.

“Stock Units” means the credits to a Participant’s Stock Unit Account under Article 6 of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

“Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section 6.5.

“Termination of Employment” means termination of employment with the Company for any reason.